Exhibit 5.1

Union Trust Building

501 Grant Street | Suite 850 |Pittsburgh, PA 15219

blankrome.com

Phone:	412-932-2800
Fax:	412-932-2777

May 17, 2024

Mastech Digital, Inc.,

1305 Cherrington Parkway, Building 210, Suite 400

Moon Township, Pennsylvania 15108

Ladies and Gentlemen:

We have acted as counsel to Mastech Digital, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (“Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (“Common Stock”), subject to adjustment as provided in the Company’s Stock Incentive Plan, as amended and restated (the “Stock Incentive Plan”), issuable by the Company pursuant to awards (“Awards”) granted under the Stock Incentive Plan. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we do not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

In rendering this opinion, we have examined the following documents: (i) the Company’s Amended and Restated Articles of Incorporation; (ii) the Company’s Amended and Restated Bylaws; (iii) resolutions adopted by the Company’s Board of Directors related to the Stock Incentive Plan; (iv) the Registration Statement (including all exhibits thereto); (v) the Stock Incentive Plan; and (vi) such other documents as we have deemed appropriate in rendering this opinion. We have not made any independent investigation in rendering this opinion other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures.

In rendering this opinion, we have assumed that at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of the Company’s Common Stock to accommodate the issuance of the Shares.

This opinion is being furnished to the Company solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner, or delivered to any other person or entity without, in each instance, our prior written consent.

We express no opinion herein as to the law of any state or jurisdiction other than the Pennsylvania Business Corporation Law of 1988, as amended, including statutory provisions and all applicable provisions of the Constitution of the Commonwealth of Pennsylvania and reported judicial decisions interpreting such laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company in the manner and on the terms described in the Stock Incentive Plan and the applicable Award, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Sincerely,

/s/ Blank Rome LLP
BLANK ROME LLP